Exhibit 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL 60563,

(630) 954-0400

FOR IMMEDIATE RELEASE:	January 5, 2015

General Employment Enterprises Acquisition of Scribe Solutions Provides Entry into Healthcare Market, Strengthened Balance Sheet, Improved Profitability Plus Visionary and Proven CEO

Naperville, IL, January 5, 2015 – General Employment Enterprises, Inc. (NYSE MKT: JOB) (“the Company” or “General Employment”) a provider of specialty staffing services provided an update and additional information regarding its outlook for the remainder of its fiscal year ending 2015 and the acquisition of Scribe Solutions, Inc. (“Scribe”).

Andrew Norstrud, Chief Executive Officer, stated, “As we enter the new year, we wanted to take the time to review the positive changes our Company has initiated and to further outline our objectives as we move into 2015. The recently announced acquisition of Scribe is a milestone and transformational event which provides General Employment entry into a fast growing market sector, significantly enhances our management team, and bolsters our balance sheet. The Company will now have a strong platform upon which to execute an organic and acquisition growth strategy going forward.”

Scribe Acquisition Provides Entry into the Fast Growing Healthcare Staffing Market

Scribe provides General Employment access to the growing healthcare staffing market. The healthcare solutions provider serves the needs of emergency departments (ED) of hospitals, urgent care centers and physician practices and specialty medical clinics.

By way of background, emergency departments are fast paced environments in which ED physicians take multi-tasking to the extreme, and they often find themselves performing data entry and clerical duties. As the emergency room physician takes more and more time to document in the electronic medical record (EMR) he or she spends less time caring for patients. In fact, ED physicians now spend 45 minutes of every hour documenting or performing clerical duties. This results in decreased productivity, decreased patient satisfaction, decreased relative value units (RVUs), decreased turnaround times (TAT) and poor patient care.

Scribe offers emergency department medical scribes to allow the ER physician to spend less time on clerical duties and more time caring for patients. Scribe’s clinical information managers (scribes) provide specific emergency department services to aid doctors in documentation and minimize their clerical duties. Not only does Scribe offer physician assistant (medical scribe) services to emergency departments, but also to busy specialty physician groups and medical clinics. Physicians in these specialty practices and clinics benefit from scribe services by spending less time on charting and more time on providing quality patient care.

In addition, Scribe provides an online and live didactic series designed to develop quality scribes. Scribe’s personnel have an excellent knowledge base and can adapt to any documentation system. The scribes also perform other services such as tracking labs, transcribing radiology reports and helping physicians organize data.

Acquisition Brings Visionary and Proven CEO

In conjunction with the closing of the Scribe acquisition, anticipated to occur during the Company’s second quarter ending March 31, 2015, Derek Dewan will become Chairman and Chief Executive Officer (CEO) and Andrew Norstrud will resume his duties as Chief Financial Officer (CFO). Derek is an industry visionary and former Chairman and CEO of MPS Group, Inc. (MPS). After taking MPS Group’s predecessor AccuStaff Incorporated public in 1994 and subsequent successful follow on stock offerings of $110 million and $370 million, Mr. Dewan led the organization to a prestigious ranking in the Fortune 1000 and inclusion in the Standard and Poors (S&P) Mid-Cap 400. Through significant organic growth and strategic acquisitions, MPS became a world-class, global and multi-billion dollar staffing services provider. MPS Group grew to include a vast network of offices in the United States, Canada, the United Kingdom, Continental Europe, including providing services to customers in Asia and Australia. MPS Group experienced many years of continued success during Mr. Dewan’s tenure. The company or its predecessor was on the Wall Street Journal’s “top performing stock list” for three consecutive years. In 2009, Mr. Dewan was instrumental in the sale of MPS Group to the largest staffing company in the world, Adecco Group, for $1.3 billion. General Employment’s current CEO, Andrew Norstrud, commented, “I am looking forward to working with Derek as we enter 2015. His staffing industry expertise and business acumen will assist our Company to significantly accelerate the implementation of our internal and acquisition growth strategy and help us in the execution of our plan to achieve improved profitability.”

Enhanced Revenue, Profitability and Significantly Strengthened Balance Sheet

With the anticipated closing of General Employment’s previously announced preferred stock financing and the pending closing of the Scribe acquisition, the Company, on a pro-forma basis, will have more than $1.7 million in positive working capital and shareholder’s equity of more than $10 million. After consummation of these transactions, on a pro-forma basis, General Employment will have a debt to equity ratio of approximately .3 and a quick ratio of approximately 1. After completion of the aforementioned transactions, the Company will have a very strong balance sheet which can be used to execute its business plan. On a pro forma consolidated basis, revenue for the year ended September 30, 2014 would have been $43.5 million and the combined company would have reported income from operations of approximately $57,000 versus an actual loss from operations of $641,000 for General Employment. Andrew Norstrud added, “With strong gross margins and the expectation of general and administrative expenses continuing to decrease, the 2015 fiscal year has great potential to be a breakout year for the Company.”

Positioned for Future Growth

With an enhanced set of service offerings, an improved management team and fortified balance sheet, the Company is well positioned to grow both organically and through strategic acquisitions.

The staffing industry has more than $100 billion in annual sales and is expected to grow at a rate greater than 10% per year. This outlook is only expected to improve with anticipated additional governmental regulation, such as the new health care requirements and as companies increase their use of staffing companies to augment their human resource requirements.

General Employment is focused on select attractive market verticals. Targeted for growth by the Company are the professional services staffing segments in information technology, engineering, legal, accounting and healthcare. The Scribe acquisition accelerates our entry into the growing healthcare staffing space. Furthermore, there is a severe shortage of IT workers in the U.S., and the maturing engineering workforce means new engineers will be aggressively sought.

In the field of light industrial staffing, the Company is focused on manufacturing, construction and logistics. Manufacturing staffing is a core vertical for General Employment and the U.S. is benefiting from the sustained “Made in America” renaissance. An additional opportunity exists in the logistics vertical driven by just-in-time production and the need for flexible work forces as well as warehouse expansion due to ecommerce growth; this will lead to further growth in the light industrial division.

Acquisitions will play an important role in General Employment’s growth strategy. The Company is well positioned to leverage its cost structure and grow by acquiring other staffing companies.

General Employment will seek to acquire companies that (i) are cash flow positive and are accretive to the Company’s net income, (ii) provide additional services to sell through our current infrastructure, (iii) strategically align with our culture, and (iv) provide or align with core technology, infrastructure and management. Additionally, the Company will seek to expand its geographic footprint.

About General Employment Enterprises, Inc.

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. The Company provides staffing services through a network of offices located in the United States. The Company operates in two industry segments, providing professional staffing services and solutions and light industrial staffing services through the names of General Employment, Ashley Ellis, Triad and Omni-One.

About Scribe Solutions, Inc.

Scribe Solutions was formed in 2008 to meet the demands that physicians face with overcrowded waiting rooms, and to overcome the challenges presented by electronic medical records (EMR), and the rising cost of quality patient care. By providing physicians with personal assistants (medical scribes), Scribe offers turnkey programs where it recruits, qualifies, hires, and trains resources to serve as scribes at sites across the United States, and alleviates the burden of documentation and clerical duties. Scribe Solutions has developed a low cost staffing solution that improves productivity by providing scribe programs to emergency departments, physician practices, and outpatient and inpatient facilities.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect”. As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Andrew J. Norstrud

Chief Executive Officer

Phone: (813) 803-8275

andrew.norstrud@genp.com

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone: 203.972.9200

jnesbett@institutionalms.com